PROSPECTUS SUPPLEMENT                   FILED PURSUANT TO RULE 424(B)(3) AND (C)
TO PROSPECTUS DATED SEPTEMBER 16, 1998         REGISTRATION NO. 333-60577

                                 451,477 Shares

                               VISIO CORPORATION

                                  Common Stock

     This Prospectus Supplement relates to the sale of up to 451,477 shares (the "Shares") of common stock of Visio Corporation. This Prospectus Supplement should be read in conjunction with the Prospectus dated September 16, 1998 (the "Prospectus"), which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

     The information in the table appearing under the heading "Selling Shareholders" in the Prospectus is superseded in part by the information appearing in the table below. See "Selling Shareholders" and "Plan of Distribution" in the Prospectus.

                                                Shares Beneficially Owned Prior to Offering
                                                --------------------------------------------                              Shares
                                                                          Percentage of                                Beneficially
                                                                          Common Stock            Shares That May       Owned After
              Name and Address                        Amount               Outstanding                Be Sold           Offering(1)
--------------------------------------------    ------------------   -----------------------   -------------------     -------------
Richard M. Lucas Cancer Foundation                  14,678(2)                   *                      8,203                 -0-

Donald L. Lucas Successor Trustee Donald L.         14,678(3)                   *                      3,767                 -0-
Lucas Profit Sharing Trust Dated 1/1/84

Donald L. Lucas Trustee for Donald L. Lucas         14,678(4)                   *                      2,708                 -0-
& Lygia S. Lucas Trust Dated 12/3/84

__________________
 *  Less than 1%.
(1) Assumes the sale of all the Shares offered by each of the Selling Shareholders.
(2) Includes 6,475 Shares held by Donald L. Lucas Successor Trustee Donald L. Lucas Profit Sharing Trust Dated 1/1/84 and Donald L. Lucas Trustee for Donald L. Lucas & Lygia S. Lucas Trust Dated 12/3/84, affiliates of the Selling Shareholder.
(3) Includes 10,911 Shares held by Richard M. Lucas Cancer Foundation and Donald
    L. Lucas Trustee for Donald L. Lucas & Lygia S. Lucas Trust Dated 12/3/84, affiliates of the Selling Shareholder.
(4) Includes 11,970 Shares held by Richard M. Lucas Cancer Foundation and Donald
    L. Lucas Successor Trustee Donald L. Lucas Profit Sharing Trust Dated 1/1/84, affiliates of the Selling Shareholder.
                               __________________

     Investing in the common stock involves certain risks. See "Risk Factors" beginning on page 4 of the Prospectus.
                               __________________

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
                               __________________

          The date of this Prospectus Supplement is November 12, 1998